UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2021

US ALLIANCE CORPORATION
(Exact name of registrant as specified in its charter)

Kansas		26-4824142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 SW First American Pl, Suite 200
Topeka, Kansas 66604
(Address of principal executive offices) (Zip Code)

(785) 228-0200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.1b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Jack Brier

On September 28, 2021, US Alliance Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Jack Brier, pursuant to which Mr. Brier was appointed President and Chief Executive Officer of the Company and of its subsidiaries, US Alliance Life and Security Company, US Alliance Investment Corporation, US Alliance Marketing Corporation, Us Alliance Life and Security Company – Montana, and Dakota Capital Life Insurance Company. Mr. Brier has served in those positions with the Company and each of the subsidiaries since 2009 without an employment agreement.

The term of Mr. Brier’s Employment Agreement is three years commencing on September 30, 2021, which term may be extended for additional one-year terms upon approval of the Company’s Board of Directors (the “Board”) and Mr. Brier. Pursuant to the terms of the Employment Agreement, Mr. Brier is entitled to receive an annual base salary of $250,000, and is eligible for such additional bonuses as may be granted at the Board’s discretion based on Mr. Brier’s performance and certain corporate events. All bonuses may be subject to forfeiture and repayment whenever (1) there is a restatement (as that term is defined by generally accepted accounting principles) that results in a revision to one or more performance measures used to determine a bonus or incentive or equity-based compensation paid or awarded to Mr. Brier during the period(s) to which the restatement relates, (2) the relevant period commenced not more than three years before the need for the restatement is identified, (3) the restatement results in a reduction in the amount or value of the bonus or incentive or equity-based compensation and (4) the restatement was caused, in whole or in part, by Mr. Brier’s actions. Mr. Brier is also entitled to participate in all incentive, retirement, profit-sharing, life, medical disability and other benefit plans offered by the Company to similarly situated executives, as well as all fringe benefit programs, including sick leave and personal leave. In addition, the Company will pay the premiums for a long-term care policy and Medicare health insurance plans, the costs of an annual physical, provide a monthly auto allowance, and reimburse Mr. Brier for certain business expenses.

Upon termination of the Employment Agreement other than by the Company for “Good Cause” or by Mr. Brier without “Good Reason”, including Mr. Brier’s death, disability or retirement (as those terms are more specifically defined in the Employment Agreement), Mr. Brier is entitled to receive a lump-sum amount equal to his highest full-year W-2 earnings from the previous three years, as well as continued benefits for a period of twelve months. The Employment Agreement also contains confidentiality and one-year non-competition and non-solicitation restrictive covenants.

The foregoing description is qualified in its entirety by reference to the form of Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Director Resignation

Rochelle Chronister resigned from the Board and from the Company’s Compensation Committee and Nominating Committee, effective September 30, 2021. Ms. Chronister is retiring and did not resign from the Board and aforementioned committees due to any disagreement with the Company.

ITEM 9.01. EXHIBITS.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement dated September 28, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US ALLIANCE CORPORATION

October 1, 2021	By:	/s/ Jack H. Brier
Jack H. Brier
President and Chairman